EXHIBIT 99.4




NORTH CAROLINA

HYDE COUNTY

                THIS AGREEMENT, made this the _____ day of _________, ________, by and between ECB Bancorp, Inc., a corporation organized and existing under and by virtue of the laws of the State of North Carolina, and having its principal place of business in Hyde County, North Carolina, (herein "Bancorp") and ___________________________________________ of the County of Hyde, State of
North Carolina, (herein the "Employee").

                                   WITNESSETH:

                WHEREAS, the Employee is employed by Bancorp or one of its subsidiaries in an important capacity;

                AND WHEREAS, Bancorp wishes to provide its key employees with additional incentive and increased opportunity for financial rewards as a part of its efforts to enhance Bancorp's goals of profitable growth;

                AND WHEREAS, Bancorp believes that such actions on its part will facilitate its goals through encouraging the Employee to acquire a proprietary or an increased proprietary interest in Bancorp and that Bancorp should assist the Employee in acquiring such an interest;

                AND WHEREAS, Bancorp has granted to the Employee the number of shares of its stock as is specified in paragraph 1, below, subject to the terms, restrictions, and conditions specified herein.

                NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bancorp and the Employee agree as follows:

                1. The Employee hereby acknowledges that on ______________, ________, (herein the "Grant Date") Bancorp awarded to him ____________ shares of Bancorp's common stock (herein the "Restricted Stock Award");

                2. The Employee hereby acknowledges and agrees that until the lapse of the restrictions on the said stock as set out in this agreement, he will not sell, assign, transfer, pledge, encumber, or otherwise dispose of any of the restricted shares of stock without the written consent of Bancorp. In the event that any attempt is made to dispose of any restricted shares prior to the lapse of the restrictions thereon, whether voluntary, involuntary, or otherwise, or whether by any action or inaction of the Employee or by operation of law, such shares of stock shall be forfeited and surrendered to Bancorp without any payment to the Employee;

                3. The restrictions on transfer to the said shares of stock shall lapse according to the following schedule:

                          a) On the first anniversary of the Grant Date
                ___________ of the shares of the said stock shall vest in the Employee and the restrictions shall lapse on __________ of the shares of stock granted as described herein;



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                          b) On the second anniversary of the Grant Date
                ___________ of the shares of the said stock shall vest in the Employee and the restrictions shall lapse on __________ of the shares of stock granted as described herein;

                          c) On the third anniversary of the Grant Date
                ____________ of the shares of the said stock shall vest in the Employee and the restrictions shall lapse on __________ of the shares of stock granted as described herein;

                          d) On the fourth anniversary of the Grant Date
                __________ of the shares of the said stock shall vest in the Employee and the restrictions shall lapse on __________ of the shares of stock granted as described herein; and,

                          e) On the fifth anniversary of the Grant Date
                ___________ of the shares of the said stock shall vest in the Employee and the restrictions shall lapse on __________ of the shares of stock granted as described herein;

                4. Unless Bancorp otherwise determines, in the event that the Employee's employment with Bancorp should terminate for any reason prior to the fifth anniversary of the Grant Date, the unvested portion of the Employee's Restricted Stock Award shall be forfeited. All determinations by Bancorp as to the termination of the Employee's employment shall be conclusive and binding;

                5. The Employee hereby agrees that the certificates for the shares of stock subject to this agreement as well as any certificates of other evidences of securities received by the Employee pursuant to paragraph 7, hereof, shall be inscribed with the following legend:

                "The shares of ECB Bancorp, Inc. common stock evidenced by this certificate are subject to the terms and restrictions of the 1998 ECB Bancorp, Inc. Restricted Stock Award Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered, or otherwise alienated or hypothecated except pursuant to the provisions of said Plan and an agreement between ECB Bancorp, Inc. and ________________________________, dated ______________,
                ________, copies of which are available from ECB Bancorp, Inc. upon request."

                6. Upon lapse of restrictions on the said shares of stock in accordance with paragraph 3, hereof and tender of the certificates inscribed as described in paragraph 5, hereof, Bancorp shall cause to be issued in the Employee's name as soon as is reasonably practical a stock certificate evidencing such shares of stock, free of the legend described in paragraph 5, above, and shall cause such stock certificate to be delivered to the Employee free and clear of such restrictions;

                7. The Restricted Stock Award shall include any shares of stock or other securities which the Employee may receive or be entitled to receive as a result of a stock split, stock dividend, recapitalization or other subdivision or consolidation of shares as a result of the merger or consolidation of Bancorp or sale of assets of Bancorp;

                8. Neither the grant of the Restricted Stock Award nor any provision of this Agreement shall be construed as giving the Employee the right to be retained in the employ of Bancorp or any subsidiary or otherwise; and,

                9. Bancorp or any other employing subsidiary shall have the right to require that the Employee remit to it, and is authorized to withhold from any other cash compensation then or thereafter payable to the Employee, an amount sufficient to satisfy federal, state, and local withholding tax requirements by reason of the receipt of compensation resulting from the issuance of restricted shares of stock or the lapse of such restrictions.

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                IN TESTIMONY WHEREOF Bancorp has caused this document to be executed in its corporate name by its duly authorized official and the Employee has hereunto set his hand, the day and year first above written.


                                    ECB BANCORP, INC.


                                    By:________________________________________




                                     __________________________________________